                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                         PATRIOT SCIENTIFIC CORPORATION
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                         PATRIOT SCIENTIFIC CORPORATION
                               10989 Via Frontera
                           San Diego, California 92127
                                 (619) 674-5000


                      -------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          to be held December 4, 1997

                      -------------------------------------





        Notice is hereby given that the Annual Meeting of Shareholders of PATRIOT SCIENTIFIC CORPORATION (the "Company") will be held on December 4, 1997 at 2:00 o'clock p.m. (Pacific Time) at the Carmel Mountain Doubletree Resort (Room Berwick A), 14455 Penasquitos Dr., San Diego, California, for the following purposes:


        1. To consider and vote upon a proposal to amend the Company's 1996 Stock Option Plan to permit the issuance of an additional 2,500,000 common shares.

        2. To consider and vote upon a proposal to ratify management's selection of BDO Seidman as the Company's independent auditors.

        3. To elect the board of directors.

        4. To transact such other business as may properly come before the meeting.


        The Board of Directors unanimously recommends that shareholders vote FOR the approval of the foregoing proposals. Only holders of record of the Company's common stock at the close of business on October 15, 1997 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. The stock transfer books of the Company will not be closed.

        Shareholders are urged to attend the meeting in person. However, if you are unable to attend and wish that your shares be voted, you are requested to mark, sign, date and return the accompanying form of Proxy in the enclosed envelope.

                                         By Order of the Board of Directors

                                         /S/  ROBERT PUTNAM
                                         Robert Putnam
                                         Secretary

October 21, 1997

                         PATRIOT SCIENTIFIC CORPORATION
                               10989 Via Frontera
                           San Diego, California 92127

                           P R O X Y   S T A T E M E N T

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation (the "Company"), for use in connection with an Annual Meeting of Shareholders of the Company (the "Annual Meeting"), to be held on December 4, 1997 at the Carmel Mountain Doubletree Resort (Room Berwick
A), 14455 Penasquitos Dr., San Diego, California, at 2:00 o'clock p.m. (Pacific
Time), and any and all postponements and adjournments thereof.

        The Board of Directors has fixed the close of business on October 15, 1997 (the "Record Date") for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 33,402,282 shares of common stock, $.00001 par value per share ("Common Stock" or "Common Shares") outstanding and entitled to vote. A majority in interest of the common shareholders on the Record Date must be present, in person or by proxy, at the Annual Meeting in order to constitute a quorum. Each share of Common Stock will carry one vote on the proposals described below, as well as on any other matters which may properly come before the Annual Meeting. The affirmative vote of a majority of the votes cast by the holders of Common Shares at the Annual Meeting is necessary to approve the proposals included in this Proxy Statement. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining whether a proposal has been approved or ratified.

        All valid proxies received in time for the Annual Meeting will be voted as specified thereon. Unless otherwise indicated, the shares represented by properly executed proxies will be voted FOR the proposals described below. Shareholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice of revocation to Mr. Robert Putnam, Secretary of the Company, at the above address, or by submitting a duly executed proxy bearing a later date, or by attending the Annual Meeting and orally withdrawing the proxy. Attendance at the Annual Meeting will not in itself revoke a proxy. It is anticipated that this Proxy Statement and form of proxy will be mailed to shareholders on or about October 21, 1997. The Company's telephone number is (619) 674-5000.

                              AVAILABLE INFORMATION

        The Company is subject to the informational and reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance with those requirements files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission are available for inspection and copying at the Public Reference Branch of the Commission, located at Room 1024, 450 Fifth Street N.W., Washington, DC 20549, at prescribed rates. The Company's filings under the Exchange Act may also be accessed through the Commission's web site (http://www.sec.gov).

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of the Record Date, the stock ownership of each officer and director of the Company, of all officers and directors of the Company as a group, and of each person known by the Company to be a beneficial owner of 5% or more of its Common Stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. No person listed below has any option, warrant or other right to acquire additional securities of the Company, except as otherwise noted.

                                      Name and Address                           Amount & Nature
 Title                                 of Beneficial                             of Beneficial                Percent
of Class                                    Owner                                  Ownership                  of Class
--------                                    -----                                  ---------                  --------
Common stock                     Gloria Felcyn, CPA                             9,495,000 (1)                   27.6%
par value                        14395 Saratoga Ave., Suite 110
$.00001                          Saratoga, California 95070

SAME                             nanoTronics Corporation                        5,000,000 (2)                   14.6%
                                 attn: Gloria Felcyn, CPA
                                 14395 Saratoga Ave., Suite 110
                                 Saratoga, California 95070

SAME                             Helmut Falk Family Trust                       4,495,000 (3)                   13.0%
                                 Gloria Felcyn, Trustee
                                 14395 Saratoga Ave., Suite 110
                                 Saratoga, California 95070

SAME                             Elwood G. Norris                               4,645,000 (4)                   13.5%
                                 10989 Via Frontera
                                 San Diego, California 92127

SAME                             Richard D. McDaniel                            1,050,000 (4)(5)(6)             3.1%
                                 10989 Via Frontera
                                 San Diego, California 92127

SAME                             Michael A. Carenzo                             495,000 (7)                     1.4%
                                 10989 Via Frontera
                                 San Diego, California 92127

SAME                             Jayanta K. Maitra                              273,095 (10)                        *
                                 10989 Via Frontera
                                 San Diego, California 92127

SAME                             Norman J. Dawson                               187,317 (8)                         *
                                 10989 Via Frontera
                                 San Diego, California 92127

SAME                             Robert Putnam                                  100,000 (11)                        *
                                 10989 Via Frontera
                                 San Diego, California 92127

SAME                             Donald R. Bernier                              75,000 (4)                          *
                                 10989 Via Frontera
                                 San Diego, California 92127

SAME                             Lowell W. Giffhorn                             30,000 (9)                          *
                                 10989 Via Frontera
                                 San Diego, California 92127

SAME                             Philip Morettini                               30,000 (9)                          *
                                 10989 Via Frontera
                                 San Diego, California 92127

                                 All directors & officers                       6,878,546 (12)                  20.0%
                                 as a group (9 persons)


* Less than 1%.

1 As trustee of the Helmut Falk Family Trust and executor of the Helmut Falk estate, Ms. Felcyn effectively controls the shares described in Notes 2 and 3 below.

2 These shares have been issued but are subject to an escrow arrangement as described in "Certain Transactions" below. The shares were originally issued to nanoTronics in connection with the ShBoom technology acquisition.

3 These shares remain from 5,000,000 non-escrowed shares that were originally issued to nanoTronics in connection with the ShBoom technology acquisition and were subsequently transferred to the Helmut Falk Family Trust.

4 For each of Messrs. Norris, McDaniel, Bernier and Cooper, the amount includes 50,000 shares issuable upon the exercise of immediately exercisable outstanding stock options granted pursuant to the 1996 Stock Option Plan.

5 Includes 1,000,000 common shares held by Sea Ltd., a corporation through which Mr. McDaniel may direct certain investment powers.

6 Mr. McDaniel is pursuing a claim against the Falk estate pursuant to a written agreement with Mr. Falk pursuant to which he believes he is entitled to 5% of Patriot common shares (representing 250,000 shares held outside of escrow and 250,000 shares held in escrow for a total of 500,000 common shares) held by nanoTronics (see Notes 2 and 3). Representatives of nanoTronics have advised the Company that they believe Mr. McDaniel's claim relates only to an interest in nanoTronics and that he therefore has no direct interest in nanoTronics' Patriot common shares until and if the claim is resolved. The additional 500,000 shares claimed by Mr. McDaniel are not included in Mr. McDaniel's holdings described herein since he cannot presently exert investment or voting control over the shares and there can be no assurance he will prevail in his claim.

7 Consists entirely of shares issuable upon the exercise of outstanding stock options. A total of 90,000 options vested on June 1, 1996, and the balance vest at the rate of 22,500 monthly for 36 months; however any unvested options may vest earlier in certain circumstances.

8 Includes 50,000 shares issuable upon the exercise of outstanding stock options.

9 Includes 30,000 shares issuable upon the exercise of outstanding stock options.

10 Includes 85,753 shares issuable upon the exercise of outstanding stock options.

11 Includes 100,000 shares issuable upon the exercise of outstanding stock options.

12 Includes 5,937,793 shares issued and outstanding and 940,753 shares issuable upon exercise of stock options.

                            DESCRIPTION OF SECURITIES

        The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $.00001 par value per share. On the Record Date, a total of 33,402,282 Common Shares were issued and outstanding. The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, release of director liability, and the Company's election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common Shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of Common Stock are not entitled to preemptive rights, and the Common Stock may only be redeemed at the election of the Company.

        A special meeting of shareholders may be called by or at the request of the Chairman of the Board, the President or any two directors, and at the request of persons owning in the aggregate not less than 20% of the issued and outstanding Common Shares entitled to vote in elections for directors. After the satisfaction of requirements with respect to preferential dividends, if any, holders of Common Stock are entitled to receive, pro rata, dividends when and as declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, after distribution in full of the preferential amount, if any, to be distributed to holders of any preferred stock which may be issued, holders of Common Stock are entitled to share ratably in the Company's assets legally available for distribution to its shareholders.

        The Company's board of directors is authorized to issue 5,000,000 shares of undesignated preferred stock, $.00001 par value, without any further action by the stockholders. The board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by the board of directors will result in such shares having dividend, voting, and/or liquidation preferences senior to the rights of the holders of Common Stock and could dilute the voting rights of the holders of Common Stock. There are currently no shares of preferred stock issued and outstanding.

        TRANSFER AGENT AND REGISTRAR. Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as transfer agent and registrar for the Common Stock of the Company. Their telephone number is
(801) 272-9294.

        DIVIDEND POLICY. The declaration and payment of dividends on Common Shares is at the absolute discretion of the Company's Board of Directors and will depend, among other things, on the Company's earnings, financial condition and capital requirements. The Company has not paid any cash dividends to date, and no cash dividends will be declared or paid on the common stock of the Company in the foreseeable future.

                            MATTERS TO BE ACTED UPON

PROPOSAL NUMBER 1:  PROPOSAL TO AMEND THE 1996 STOCK OPTION PLAN.

        GENERAL DESCRIPTION OF EXISTING STOCK OPTION AND STOCK COMPENSATION PLANS - The Board of Directors previously adopted and the shareholders approved the 1992 Incentive Stock Option Plan for key employees, as amended (the "1992 ISO Plan") and the 1992 Non-Statutory Stock Option Plan for employees, directors and consultants (the "Participants"), as amended (the "1992 NSO Plan"). Both plans expire on May 20, 2002. The Company has reserved a maximum of 750,000 common shares to be issued upon the exercise of options granted under each plan (a maximum of 1,500,000 common shares). At September 15, 1997, Participants had exercised 450,000 options at prices ranging from $0.50 to $0.625 per share and the Company had 215,000 options outstanding pursuant to the 1992 ISO Plan, exercisable at prices ranging from $0.50 to $2.30 per share and expiring from 1997 through 2001, and Participants had exercised 135,000 options at prices ranging from $0.37 to $0.875 per share and the Company had 611,753 options outstanding pursuant to the 1992 NSO Plan exercisable at prices ranging from $0.1818 to $2.30 per share and expiring from 1998 through 2002.

        Effective October 1, 1995, the Company established the 1995 Employee Stock Compensation Plan, authorizing the grant of up to 250,000 common shares, to provide a further means to support and increase the Company's ability to attract, retain and compensate persons in the development and success of the Company. Executive officers and directors are not eligible to receive shares under this plan. Through September 15, 1997 the Company had awarded 217,600 common shares pursuant to this plan.

        The Board of Directors previously adopted and the shareholders approved the 1996 Stock Option Plan (the "1996 Stock Plan") for key employees, directors and consultants. The plan expires on March 24, 2006. The Company has reserved a maximum of 1,500,000 common shares to be issued upon the exercise of options granted under the plan. At September 15, 1997, the Company had 1,421,579 options outstanding pursuant to the 1996 Stock Plan exercisable at prices ranging from $0.1818 to $2.30 per share and expiring from 1998 through 2001.

        In addition, at September 15, 1997, the Company had 1,911,000 options outstanding that were not covered by an existing stock option plan with proposed exercise prices ranging from $1.12 to $1.46. These options were issued, subject to shareholder approval, to employees and consultants of the Company. Of the options outstanding, 1,275,000 were issued in conjunction with the Company's acquisition of Metacomp Inc. and 300,000 options were issued to each of Mr. Lowell W. Giffhorn, Chief Financial Officer, and Mr. Philip Morettini, Vice President of Sales and Marketing. With the exception of the options granted to Mr. Giffhorn and options which vested on the date of grant, all of the options granted are contingent on the option holder meeting certain performance criteria.

        The Board of Directors has adopted an amendment to the 1996 Stock Plan which increases the number of shares issuable under the plan from 1,500,000 to 4,000,000. This increase in the number of shares subject to the 1996 Stock Plan will allow the Board of Directors to utilize the 1996 Stock Plan for its intended purposes, which are to provide incentives to key employees of the Company, to remain in the Company's employ, to increase the Company's ability to attract, retain and compensate persons of experience and ability and whose services are considered valuable, to encourage the sense of proprietorship in such persons, and to stimulate the active interest of such persons in the development and success of the Company.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL. The affirmative vote of a majority of the votes cast will be required to approve this proposal.

PROPOSAL NUMBER 2: APPOINTMENT OF BDO SEIDMAN AS INDEPENDENT AUDITORS AND ACCOUNTANTS.

        The firm of BDO Seidman, certified public accountants, has served as the Company's independent auditors and accountants since the fiscal year ended May 31, 1994 and also reported on the fiscal year ended May 31, 1993. BDO Seidman is an international accounting firm. A representative of BDO Seidman is not expected to be present at the Annual Meeting.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL. The affirmative vote of a majority of the votes cast will be required to approve this proposal.

PROPOSAL NUMBER 3:  ELECTION OF DIRECTORS.

        The Company's bylaws provide for a board of three to seven directors as the Board determines, and the Board of Directors has fixed the number of members of the board at seven. All directors are elected for one-year terms at the annual meeting of shareholders. Directors are elected by plurality vote, meaning that (should there be more nominees than Board seats available) the nominees who receive the most votes will be elected for the term nominated, even if the number of votes received by any one or more nominees is less than a majority of the votes cast. Cumulative voting is not allowed in the election of directors.

        Elwood G. Norris, Robert Putnam, Donald R. Bernier, and Richard D. McDaniel were elected to the Board at the 1996 annual meeting of shareholders. Mr. Norris and Mr. Putnam have been directors of the Company since 1989, and Mr. Bernier has been a director since 1995. Michael A. Carenzo was appointed to the Board in June 1996, and Norman J. Dawson was appointed to the Board in January 1997. Messrs. Norris, Putnam, Bernier, McDaniel, Carenzo, Dawson and Mr. Helmut Falk, Jr. have all been nominated by the Board of Directors to stand for election to the Board. If elected, they will each serve a one-year term or until their respective successors have been elected and qualified.

        UNLESS OTHERWISE SPECIFIED, ALL PROXIES RECEIVED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES. IF ANY NOMINEE SHOULD NOT STAND FOR ELECTION FOR ANY REASON, YOUR PROXY WILL BE VOTED FOR ANY PERSON OR PERSONS DESIGNATED BY THE BOARD OF DIRECTORS TO REPLACE SUCH NOMINEE. The Board has no reason to expect that any of the nominees will not stand for election or decline to serve if elected. There is no arrangement between any director or nominee and any other person pursuant to which such director or nominee was or is to be selected as a director or nominee. There is no blood relationship between or among the nominees, directors or executive officers of the Company. The following table and biographical summaries set forth information, including principal occupation and business experience, concerning the nominees for the Board of Directors and the executive officers of the Company:


        NAME                        AGE            POSITION AND OFFICES                DIRECTOR SINCE
        ----                        ---            --------------------                --------------
        Elwood G. Norris             58            Chairman and Director               August 1989
        Michael A. Carenzo           56            President, CEO and Director         June 1996
        Robert Putnam (1)            39            Secretary, Treasurer, Director      August 1989
        Norman J. Dawson             56            Vice President, General Manager
                                                     and Director                      January 1997
        Jayanta K. Maitra            47            Vice President Engineering          n/a
        Lowell W. Giffhorn           50            Chief Financial Officer             n/a
        Philip Morettini             41            Vice President Sales and
                                                     Marketing                         n/a
        Donald R. Bernier (1) (2)    55            Director                            January 1995
        Richard D. McDaniel (1) (2)  72            Director                            December 1995
        Helmut Falk, Jr.             41            Nominee                             n/a


        (1) Member of the Compensation Committees for the 1992 and 1996 Stock Option Plans.

        (2) Member of the Audit Committee.

        ELWOOD G. NORRIS. Mr. Norris has been a director of Patriot since 1989 and served as Chairman and CEO until June 1994. In June 1995 he was again appointed President and CEO until June 1996 when he was appointed Chairman. Since March 1988 he has been a director of Norris Communications Inc. ("NCI"), a public company engaged in electronic product development, distribution and sales. Until October 1995, when he became Chief Technology Officer, he was also President of NCI, and in January 1997 he was appointed interim CEO. Since August 1980 he has also been a director of American Technology Corporation ("ATC"), a publicly held consumer electronics products company, and served as its President and CEO until February 1994. Mr. Norris is an inventor with over twenty U.S. patents primarily in the fields of electrical and acoustical engineering. He invented the base GPR technology and the gas antenna technology owned by the Company. Mr. Norris devotes only part-time services to the Company.

        MICHAEL A. CARENZO. Mr. Carenzo has been the President, CEO and a Director of the Company since June 1996. He was a Senior Partner of CADWA Associates, a management consulting group specializing in extended executive consulting assignments, from July 1994 to December 1996. From February 1992 to June 1994, he served as President and Director of Datakey Inc., a public company engaged in semiconductor-based manufacturing of portable memory devices. Prior to February 1992, Mr. Carenzo served 22 years with the DuPont Co., where he held a number of key executive positions with the DuPont Electronics Group. Mr. Carenzo is a 1966 graduate of American International College where he received a B.S. degree in Business.

        ROBERT PUTNAM. Mr. Putnam has been the Secretary and Treasurer of the Company since 1989. Since 1988 he has served as Secretary of NCI. Since 1984 he has been a director of ATC, where he served as Secretary/Treasurer from 1984 until February 1994 when he was appointed President and CEO. He received a B.A. degree in Mass Communication/Advertising from Brigham Young University in 1983. Mr. Putnam devotes only part-time services to the Company.

        NORMAN J. DAWSON. Mr. Dawson has been the President & CEO of Metacomp since July, 1995 and was appointed a Director and Vice President and General Manager of the Company in January 1997. From June, 1990 to July 1995 he was Vice President-Operations of Metacomp. From 1962 to 1990 he held various executive positions with several computer companies including NCR and Control Data. In 1962 Mr. Dawson obtained a B.S. in Engineering from Montreal Institute of Technology.

        JAYANTA K. MAITRA. Mr. Maitra has been Vice President of Engineering of Metacomp since 1990 and was appointed Vice President of Engineering of the Company in January 1997. From 1985 to 1987 he was Manager of Hardware Engineering for Systech Corporation, a San Diego based hardware and software communications company. From 1974 to 1985 he held various engineering positions with several computer related technology companies. He obtained a B.S. in Electrical Engineering from the Indian Institute of Technology in 1972 and a M.S. in Electrical Sciences at State University of New York in 1973.

        LOWELL W. GIFFHORN. Mr. Giffhorn was the principal in his own financial management consulting firm from August 1996 until joining the Company as Chief Financial Officer in May 1997. Since November 1996, Mr. Giffhorn performed the duties of Acting Chief Financial Officer for the Company. From June 1992 to August 1996 and from September 1987 to June 1990 he was the Chief Financial Officer of Sym-Tek Systems, Inc. and Vice President of Finance for its successor, Sym-Tek Inc. He has over twenty-five years of experience in a variety of financial positions, including eleven years as Controller for Langley Corporation, a publicly traded, San Diego, defense contractor. In 1975 Mr. Giffhorn obtained an M.B.A. degree from National University, and in 1969 he obtained a B.S. in Accountancy from the University of Illinois.

        PHILIP MORETTINI. Mr. Morettini has been the Vice President of Sales and Marketing since July, 1997. From September, 1995 to April, 1997, he was the President and CEO of Adept Computer Solutions, a San Diego software company. From December, 1993 to September, 1995 he was the principal in his own management consulting firm and from March, 1990 to September, 1993 he held several positions, including Division Manager, for Horizons Technology, a San Diego software and services company. Previously, he held various marketing and product development positions with Spectragrahics and Hewlett-Packard. In 1981 Mr. Morettini received an

M.B.A. degree from the University of Detroit, and in 1979 he obtained a B.S. in Engineering from the University of Illinois.

        DONALD R. BERNIER. Since 1971, Mr. Bernier has been the owner and President of Compunetics Incorporated, a Troy, Michigan-based electronics firm of which he was the founder. Compunetics engages in contract research and development, specializing in microelectronics primarily for the automotive industry.

        RICHARD D. MCDANIEL. Mr. McDaniel retired as Chairman and CEO of The First National Bank of North East, Maryland in 1987. He is presently engaged in private investment banking and personal investments. Since 1960 he has been the Chairman of McDaniel Enterprises, Inc., a Wilmington, Delaware based family holding company. In July 1995 he became Chairman of Smart Business Systems, a copier and facsimile equipment distributor located in Wilmington. He graduated with a degree in Business from the University of Delaware in 1950.

        HELMUT FALK, JR. Dr. Falk is the Director of Anesthesia for the Johnson Memorial Hospital in Franklin, Indiana. Dr. Falk received his D.O. from the College of Osteopathic Medicine of the Pacific in 1987 and his B.S. in Biology from the University of California, Irvine in 1983. Dr. Falk is the son of the late Helmut Falk, who was the sole shareholder of nanoTronics and the Chairman and Chief Executive Officer of the Company until his death in July, 1995. Dr. Falk is also a heir in the Helmut Falk Estate which is the beneficial owner of the Company's shares held by the Helmut Falk Family Trust and nanoTronics Corporation.

        No director, executive officer or nominee for the Board has been involved in any legal proceedings during the past five years except for Mr. Giffhorn who was the Chief Financial Officer of Sym-Tek Systems, Inc. which filed under Chapter 11 of the U.S. Bankruptcy Code in May 1994. He was instrumental in selling the assets of Sym-Tek Systems, Inc. to Sym-Tek Inc., a wholly owned subsidiary of Aetrium Inc. He continued with Sym-Tek Inc. as Vice President Finance during the transition and concluded the liquidation of Sym-Tek Systems, Inc. There are no material proceedings adverse to the Company in which any director, executive officer, or nominee for the Board has a material interest adverse to the Company.

        Other than the Compensation Committee for the Company's 1992 Stock Option Plans and the Committee for the 1996 Stock Plan, the Company did not have any standing audit, nominating or other compensation committees of the Board of Directors during the fiscal year ended May 31, 1997. In September, 1997 the Board of Directors did establish an Audit Committee. During the fiscal year ended May 31, 1997, seven formal meetings of the Board of Directors were held which were attended by all directors. However, the Board of Directors also took action by means of written consent in lieu of a meeting after informal discussions, as permitted by law. Each member of the Board participated in those discussions, and the written consents to action were unanimous. The Company currently does not provide the directors with any compensation for their services as directors.

        No director of the Company has resigned or declined to stand for re-election to the Board of Directors because of disagreement with the Company on any matters relating to the Company's operations, policies or practices since the date of the last meeting of shareholders.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        There is shown below information concerning the compensation of the Company's chief executive officers (each a "Named Officer") for the fiscal years ended May 31, 1995, 1996 and 1997. Compensation for the other four most highly compensated executive officers is neither required nor presented as no such other executive officer's salary and bonus exceeded $100,000. Information is also set forth below for two officers (each also a "Named Officer") of Metacomp for the fiscal year ended May 31, 1997, the year in which Metacomp was acquired by the Company. No other officer of Metacomp received a salary and bonus exceeding $100,000 in fiscal 1997.

                                  SUMMARY COMPENSATION TABLE
                             Annual Cash Compensation               Long-Term Compensation
                             ------------------------               ----------------------
      Name and               Fiscal                               Options          All Other
Principal Position           Year      Salary       Bonus      (# of Shares)    Compensation (6)
------------------           ----      ------       -----      -------------    ----------------
Michael A. Carenzo           1997     $138,000       Nil       900,000 shares         None
  President and CEO (1)

Elwood G. Norris             1996     $ 60,693       Nil       50,000 shares          None
 President and CEO (2)       1995     $ 43,599       Nil           None               None

Helmut Falk                  1996     $  9,231       Nil           None               None
 Chairman, President and     1995     $104,069       Nil           None               None
 CEO (3)

Norman J. Dawson             1997     $128,483       Nil       533,953 shares         $4,241
  Vice President and
  General Manager (4)

Jayanta K. Maitra            1997     $118,700       Nil       535,753 shares         $2,874
  Vice President Engineering (5)


        (1) Mr. Carenzo has served as President and CEO since June 1, 1996.

        (2) Mr. Norris served as CEO from 1989 to June 1994, when Mr. Falk was appointed as Chairman, President and CEO. He was reappointed President and CEO on June 5, 1995 due to Mr. Falk's illness and served in such capacity until June 1, 1996 when Mr. Michael A Carenzo was appointed President and CEO.

        (3) Mr. Falk served as Chairman from June 1994 until his death on July 6, 1995. He also served as President and CEO from June 1994 to June 5, 1995.

        (4) Mr. Dawson was appointed Vice President and General Manager on December 26, 1996 as a result of the business combination with Metacomp. The amounts disclosed reflect his compensation before and after the acquisition.

        (5) Mr. Maitra was appointed Vice President Engineering on December 26, 1996 as a result of the business combination with Metacomp. The amounts disclosed reflect his compensation before and after the acquisition.

        (6) Represents long-term disability insurance payments made by the Company on behalf of Mr. Dawson and Mr. Maitra during the fiscal year ended May 31, 1997.

        The Company maintains employee benefits that are generally available to all Company employees, including medical, dental and life insurance benefits and a 401(k) retirement savings plan. There were no Company matching contributions under the 401(k) plan to the Named Officers during the fiscal year ended May 31, 1997.

OPTION GRANTS

        Shown below is information on grants of stock options pursuant to the Company's 1996 Stock Option Plan to the Named Officers reflected in the Summary Compensation Table shown above.

             OPTION GRANTS TABLE FOR FISCAL YEAR ENDED MAY 31, 1997


                                                 Percent of Total
                            Number of             Options Granted              Exercise    Expiration
Name                     Options Granted      to Employees in Fiscal Year       Price         Date
----                     ---------------      ---------------------------       -----         ----
Norman J. Dawson             72,000                       3.5%                  $1.37       12/26/01
                            428,000                      20.8%                  $1.17       12/26/01
                             33,953                       1.7%                  $0.18       12/26/01

Jayanta K. Maitra            72,000                        3.5%                 $1.37       12/26/01
                            428,000                       20.8%                 $1.17       12/26/01
                             35,753                        1.7%                 $0.18       12/26/01



        Of the above options granted during the fiscal year ended May 31, 1997, 500,000 each of Mr. Dawson's and Mr. Maitra's are subject to shareholders approval of an increase in the number of shares authorized under the 1996 Stock Option Plan. 450,000 each of Mr. Dawson's and Mr. Maitra's options are contingent on each of them meeting certain performance criteria.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

        There were no options exercised by Named Officers during the fiscal year ended May 31, 1997. The following table provides information on unexercised options at May 31, 1997:


                                FISCAL YEAR-END OPTION VALUES

                              Number of Unexercised               Value of Unexercised
                                  Options Held At               In-The-Money Options At
                                    May 31, 1997                      May 31, 1997
Name                         Exercisable  Unexercisable     Exercisable          Unexercisable
------------------             -------      -------          ---------             ---------
Elwood G. Norris                50,000            -          $       -             $       -
Michael A. Carenzo             337,500      562,500          $ 213,355             $ 365,625
Norman J. Dawson                83,953      450,000          $  47,120             $ 121,600
Jayanta K. Maitra               85,753      450,000          $  49,406             $ 121,600


(1) Based on the last sale price at the close of business on the last trading day of the fiscal year of $1.45.

        The Company has not awarded stock appreciation rights to any employee of the Company and has no long-term incentive plans other than the 1992 and 1996 Stock Option Plans and the 1995 Stock Compensation Plan, as that term is defined in Securities and Exchange Commission regulations (other than a $50,000 demonstration bonus payable to Mr. Norris upon successful demonstration of a prototype GPR device meeting specified performance criteria, see "Certain Transactions").
        During the fiscal year ended May 31, 1997, pursuant to Mr. Carenzo's Employment Contract, the Company amended the exercise price of stock options awarded to Mr. Carenzo on April 23, 1996 from $2.30 for 900,000 shares to $0.94 for 43,000 shares and $0.80 for 857,000 shares.

COMPENSATION OF DIRECTORS

        No direct or indirect remuneration has been paid or is payable by the Company to the directors in their capacity as directors other than the granting of stock options. It is anticipated that during the next twelve months the Company will not pay any direct or indirect remuneration to any directors of the Company in their capacity as directors other than in the form stock option grants or the reimbursement of expenses of attending directors' or committee meetings.

EMPLOYMENT CONTRACTS

        Mr. Norris may be entitled to future compensation pursuant to agreements described in "Certain Transactions". The Company has an employment agreement dated November 20, 1995, as amended July 8, 1997, with Mr. Norris, the Company's Chairman, for a three year term providing for a base salary of $60,000 with annual increases of 5% on each June 1. The Company may terminate Mr. Norris' employment with or without cause, but termination without cause (other than disability or death) would result in a lump sum severance payment of 24 months salary. Likewise upon a change in control, as defined in the agreement, Mr. Norris may elect to terminate employment and obtain a lump sum severance payment of 24 months salary. As a result of the amendment, Mr. Norris's salary was reduced by 50% effective August 1, 1997.

        The Company entered into an employment agreement dated as of May 8, 1996, approved by the Company's directors and executed on May 17, 1996, and amended by the Board of Directors on September 23, 1996, with Mr. Carenzo providing for his employment as President and CEO effective June 1, 1996. The agreement, as amended, is for a three year term providing for a base salary of $168,000 per year (for the period November 1, 1996 to May 31, 1997) with an increase in the second and third years to at least $186,000 as determined by the Board of Directors. The agreement provides for incentive bonuses in certain instances of at least 50% of the total yearly base compensation. The Company may terminate Mr. Carenzo's employment with or without cause, but termination without cause (other than disability or death) would result in a lump sum severance payment ranging, depending on length of service, from six to twelve months salary plus any prorated earned bonuses. Likewise upon a change of control, as defined in the agreement, Mr. Carenzo may elect to terminate employment and obtain a lump sum severance payment ranging, depending on length of service, from six to twelve months salary plus any prorated earned bonuses. The Company has granted Mr. Carenzo options to purchase 900,000 common shares, 90,000 vesting on June 1, 1996 and the balance vesting monthly in equal amounts over three years subject to earlier vesting based on certain events.

        The Company entered into an employment agreement dated January 1, 1997 with Mr. Dawson providing for his employment as Vice President and General Manager. The agreement is for a three year term providing for a base salary of $120,000 per year with an increase in the second and third years as recommended by the President and Chief Executive Officer and approved by the Board of Directors. The agreement provides for incentive bonuses in certain instances of up to 50% of the total yearly base compensation. The Company may terminate Mr. Dawson's employment with or without cause, but termination without cause (other than disability or death) during either of the first two years of the agreement would result in a lump sum severance payment equal to twelve months salary. The Company has granted Mr. Dawson options to purchase 533,953 common shares, 83,953 vesting on December 26, 1996 and the balance vesting one-third per year starting December 31, 1997 subject to certain performance standards. Options may vest earlier subject to the discretion of the Board of Directors.

        The Company entered into an employment agreement dated January 1, 1997 with Mr. Maitra providing for his employment as Vice President of Engineering. The agreement is for a three year term providing for a base salary of $104,400 per year with an increase in the second and third years as recommended by the President and Chief Executive Officer and approved by the Board of Directors. The agreement provides for incentive bonuses in certain instances of up to 50% of the total yearly base compensation. The Company may terminate Mr. Maitra's employment with or without cause, but termination without cause (other than disability or death) during the first year of the agreement would result in a lump sum severance payment equal to twelve months salary. The Company has granted Mr. Maitra options to purchase 535,753 common shares, 85,753 vesting on December 26, 1996 and the balance vesting one-third per year starting December 31, 1997 subject to certain performance standards. Options may vest earlier subject to the discretion of the Board of Directors.

                              CERTAIN TRANSACTIONS

        There were no transactions, or series of transactions, for fiscal 1997, nor are there any currently proposed transactions, or series of transactions, to which the Company is a party, in which the amount exceeds $60,000, and in which to the knowledge of the Company any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, have or will have any direct or indirect material interest other than as described below.

        Pursuant to an Assets Purchase Agreement and Plan of Reorganization ("Purchase Agreement") dated June 22, 1994 between the Company, nanoTronics Corporation (nanoTronics) and Helmut Falk (Falk), the Company issued a total of 10,000,000 restricted common shares to nanoTronics, 5,000,000 of which are a contingent payment subject to the terms of an earnout escrow. These shares were issued in consideration of technology acquired.

        NanoTronics was formed in 1991 and acquired certain base technology for a RISC-based (Reduced Instruction Set Computing) 32-bit microprocessor integrated on a single chip with merged register/stack architecture. NanoTronics expended in excess of $1.9 million (unaudited) developing the base technology and produced an enhanced chip (ShBoom) from the basic architecture. In connection with the acquisition, the Company also acquired certain fixed assets including a Sun Sparc 2 Work Station and various terminals, peripheral devices and software. A majority of the expenditures by nanoTronics consisted of chip and related software development costs. The result of these efforts was a successful initial fabrication of the chip in early 1994 demonstrating technical feasibility of the chip architecture. NanoTronics also expended funds on the preparation and prosecution of patent applications.

        The shares were issued to nanoTronics, of which Helmut Falk was the sole shareholder. Although 5,000,000 of the shares issued are subject to the terms of an earnout escrow, as more fully described below, the shares are issued for the purpose of dividends and voting. Prior to the transaction, Mr. Falk was an unaffiliated person with respect to the Company. At the time of issuance the 10,000,000 common shares represented approximately 36% of the total issued and outstanding shares of the Company.

        Although the transaction did not result in a change of a majority of the board of directors or an issuance of a majority of the outstanding stock of the Company, the issuance of the new stock resulted in a large percentage ownership controlled by one entity with the ability to have significant influence over the Company's future affairs.

        Pursuant to the terms of the Purchase Agreement, 5,000,000 of the common shares were issued to nanoTronics pursuant to an earnout escrow arrangement as a contingent purchase price. The terms of the escrow arrangement, as defined in the Purchase Agreement, provides for the release from escrow of 500,000 common shares for each $500,000 of Patriot revenues commencing June 1, 1994 and ending May 31, 1999. The Purchase Agreement also provides for release upon the occurrence of other major corporate events, including a sale of substantially all the assets of the Company, certain mergers, combinations or consolidations, certain tender offers and upon a liquidation or dissolution of the Company. Any shares not earned by May 31, 1999 would be canceled. The shares may be sold, assigned or transferred within the escrow arrangement but would still be subject to the escrow terms.

        The Company has granted certain registration and information rights with respect to the shares issued to nanoTronics, such rights being assignable to Falk and the Fish Family Trust (such trust having certain rights to become a shareholder in nanoTronics). The Company is obligated to use its best efforts to effect a registration upon written request up to two times subject to certain limitations. The Company is also obligated to include the shares, subject to certain limitations, in any underwriting and in any other registration filed by the Company.

        Under the terms of an Agreement to Exchange Technology for Stock dated August 8, 1989 between Mr. Norris and the Company, Mr. Norris is entitled to a royalty equal to two and one-half percent (2.5%) of the gross revenues received by the Company directly or indirectly from exploitation of its GPR technology (up to a maximum royalty of $400,000), against which royalty an advance payment of $17,000 already has been made. Mr. Norris also is entitled to a cash bonus of $50,000 within 45 days after the Company successfully demonstrates a working prototype of a GPR unit meeting specified performance criteria and a request for such bonus is made to the Board of Directors and approved.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Directors, executive officers and greater than 10% shareholders are required by the rules and regulations of the Commission to furnish the Company with copies of all reports filed by them in compliance with
Section 16(a).

        * Based solely on its review of copies of the reports it received from persons required to make such filings and its own records, the Company believes that from the period June 1, 1996 through September 15, 1997, all persons subject to the Section 16(a) reporting requirements timely filed the required reports.


                         FINANCIAL AND OTHER INFORMATION

        The Company's Annual Report on Form 10-KSB for the year ended May 31, 1997, including the Company's annual financial statements, as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, constitutes the annual report to shareholders and is being mailed with this Proxy Statement.

        Upon request and payment of a reasonable fee to cover the Company's expenses, the Company will furnish any person who was a shareholder of the Company as of the Record Date, a copy of any Exhibit to the Form 10-KSB for the fiscal year ended May 31, 1997. Any such written request may be addressed to the Mr. Robert Putnam, Secretary, Patriot Scientific Corporation, 10989 Via Frontera, San Diego, California 92127. The written request must contain a good faith representation that, as of the Record Date, the person making the request was the beneficial owner of Common Stock of the Company.

        The Common Shares of the Company are quoted on the OTC Electronic Bulletin Board under symbol "PTSC" and traded in the over-the-counter market.

                              SHAREHOLDER PROPOSALS

        Any shareholder intending to present a proposal before the next Annual Meeting of Shareholders, to be held probably in November of 1998, should submit the proposal in writing to the Secretary of the Company at 10989 Via Frontera, San Diego, California 92127. The written proposal must be received by the Secretary on or before July 31, 1998 in order to be considered for inclusion in the proxy statement for that meeting.

                                  OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Annual Meeting, it is the intention of the proxy holders to vote such proxy in accordance with his or her best judgment.

        SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

        The Company will bear the costs of the solicitation of proxies from its shareholders. In addition, to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such efforts. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse such persons for reasonable expenses incurred in forwarding such proxy material.

        The directors and executive officers of the Company, together with their respective affiliates, beneficially own approximately 20% of the Company's outstanding common stock, and they have indicated that they intend to vote their shares in favor of all proposals set forth in this Proxy Statement.

                                          By Order of the Board of Directors

                                          /S/  ROBERT PUTNAM
                                          ----------------------------------

                                          Robert Putnam
October 21, 1997                          Secretary

PROXY                                                                     PROXY
                         PATRIOT SCIENTIFIC CORPORATION

        THIS PROXY RELATES TO AN ANNUAL MEETING OF THE SHAREHOLDERS TO BE
                             HELD DECEMBER 4, 1997

        The undersigned hereby appoints ELWOOD G. NORRIS and ROBERT PUTNAM or either of them, with full power of substitution, as attorneys and proxies to vote all shares of Common Stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of PATRIOT SCIENTIFIC CORPORATION ("Company") to be held at 2:00 o'clock p.m. (Pacific Time) at the Carmel Mountain Doubletree Resort (Room Berwick A), 14455 Penasquitos Dr., San Diego California, on December 4, 1997, and any postponements and adjournments thereof, as follows:

1. PROPOSAL TO AMEND 1996 STOCK OPTION PLAN.

        _____  FOR              _____  AGAINST                _____  ABSTAIN

2. PROPOSAL TO RATIFY BDO SEIDMAN AS INDEPENDENT AUDITORS.

        _____  FOR              _____  AGAINST                _____  ABSTAIN

3. ELECTION OF DIRECTORS.

  _____ FOR all nominees listed below         _____  WITHHOLD AUTHORITY
(except as marked to the contrary below) (to vote for the nominee listed below)

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME ON THE LINE)


_______________________________________________________________________________
    Elwood G. Norris, Robert Putnam, Donald R. Bernier, Richard D. McDaniel,
             Michael A. Carenzo, Norman J. Dawson, Helmut Falk, Jr.

        THIS PROXY HAS NOT BEEN SOLICITED BY OR FOR THE BENEFIT OF THE BOARD OF DIRECTORS OF THE COMPANY. I UNDERSTAND THAT I MAY REVOKE THIS PROXY ONLY BY AT ANY TIME BEFORE THEY ARE EXERCISED BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO MR. ROBERT PUTNAM, SECRETARY OF THE COMPANY, AT THE BELOW ADDRESS, OR BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND ORALLY WITHDRAWING THE PROXY.

DATED:____________________, 1997   Signature(s) X ________________________
                                   Print Name_____________________________

(Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS SPECIFIED THIS PROXY WILL BE VOTED FOR THE PROPOSALS NOTED ABOVE AND, AS TO ANY OTHER BUSINESS CONSIDERED AT THE ANNUAL MEETING, IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES.

                         Mail or Deliver this Proxy to:
                         PATRIOT SCIENTIFIC CORPORATION
                               10989 Via Frontera
                           San Diego, California 92127
                                 (619) 674-5000